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                          FIRST SUPPLEMENTAL INDENTURE


          THIS FIRST SUPPLEMENTAL INDENTURE is dated as of December 19, 1997 between FEDERAL DATA CORPORATION, a Delaware corporation, as Issuer (the "Company") and NORWEST BANK, MINNESOTA, N.A., as trustee (the "Trustee").

                                    RECITALS

          WHEREAS, the Company, the Subsidiary Guarantors and the Trustee entered into an Indenture, dated as of July 15, 1997 (the "Indenture"), pursuant to which the Company issued $105,000,000 in aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2005 (the "Notes") (capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture); and

          WHEREAS, Section 11.04 of the Indenture permits the release of a Subsidiary Guarantor from its obligations under Article Eleven of the Indenture and from its Guarantee upon, among other things, the release by the lenders under the Senior Credit Facility, related documents and future refinancings thereof of all guarantees of such Subsidiary Guarantor and all Liens on the property and assets of such Subsidiary Guarantor relating to such Indebtedness;

          WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Company, when authorized by a Board Resolution, and the Trustee, may amend or supplement the Indenture without notice to or consent of any Holder to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holders;

          WHEREAS, the Company and the Trustee desire to supplement the Indenture to eliminate the release of a Subsidiary Guarantor from its obligations under Article Eleven of the Indenture and its Guarantee upon the release by the lenders under the Senior Credit Facility, related documents and future refinancings thereof of all guarantees of such Subsidiary Guarantor and all Liens on the property and assets of such Subsidiary Guarantor relating to such Indebtedness;

          WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and By-Laws of the Company and the Trustee necessary to make this First Supplemental Indenture a valid instrument legally binding on the Company and the Trustee, in accordance with its terms, have been duly done and performed.

          NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Securities as follows:

                                    ARTICLE 1
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          Section 1.01.  This First Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes, including but not limited to discharge of the Indenture as provided in Article Eight of the Indenture.

          Section 1.02. Section 11.04 of the Indenture is hereby amended by deleting the language "the release by the lenders under the Senior Credit Facility, related documents and future refinancings thereof of all guarantees of a Subsidiary and all Liens on the property and assets of such Subsidiary Guarantor relating to such Indebtedness, or (ii)" in the first line thereof and further amended by replacing the language "(iii)" in the fifth line thereof with the language "(ii)" in place thereof.


          Section 1.03. This First Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company and the Trustee.

                                    ARTICLE 2

          Section 2.01. Except as specifically modified herein, the Indenture, the Notes and the Guarantees are in all respects ratified and confirmed and shall remain in full force and effect in accordance with their terms.

          Section 2.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

          Section 2.03. The laws of the State of New York shall govern this First Supplemental Indenture without regard to principles of conflicts of law. The Trustee, the Company, the Subsidiary Guarantors and the Holders agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this First Supplemental Indenture.

          Section 2.04. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

          Section 2.05. The recitals to this First Supplemental Indenture shall not be construed as representations of the Trustee and the Trustee makes no representation as to the accuracy of such recitals.

          Section 2.06. The Trustee enters into this First Supplemental Indenture in its capacity as Trustee under the Indenture and in reliance on an Opinion of Counsel and an Officers' Certificate.

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          IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed, all as of the date first written above.

                          FEDERAL DATA CORPORATION,
                          a Delaware corporation



                          By: /s/ James M. Dean
                          Title: Vice President and Chief Financial Officer


                              NORWEST BANK, MINNESOTA, N.A.,
                              as Trustee


                              By: /s/ Curtis D. Schwegman
                              Title: Vice President













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